Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Constellation Energy Group, Inc. on Form S-4 of our reports dated February 22, 2006, relating to the consolidated financial statements of FPL Group, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of FPL Group, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Miami, Florida

June 22, 2006